Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Three Asian Currency Basket Bull Notes Due August 2009
Final Term Sheet

Principal Amount:	$18,715,000.

Pricing Date:	January 11, 2008

Issue Date:	February 1, 2008

Maturity Date:

August 1, 2009 unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (unless the next day that is a Business Day falls in the next calendar month, in which case the Maturity Date will be the immediately preceding Business Day).

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

Basket Currencies:	Chinese Renminbi (“CNY”), Malaysian Ringgit (“MYR”) and Singapore Dollar (“SGD”).

CCY Initial:	The 18-month forward exchange rates for each Basket Currency, as calculated on the initial Pricing Date, which are:

CNY per U.S. Dollar (“USD”) = 6.45

MYR per USD = 3.21

SGD per USD = 1.3970

CCY Final:

For each Basket Currency, the spot exchange rate between such Basket Currency and the U.S. Dollar expressed as the amount of the applicable Basket Currency unit per USD for customary settlement in the spot foreign exchange market as determined by the Calculation Agent in its sole discretion at 10:00 a.m.

(New York time) on the Determination Date on the following Reuters Pages:

CNY = SAEC

MYR = ABSIRFIX01

SGD = ABSIRFIX01

Redemption Amount:	On the Maturity Date an amount which will be:

100% plus 3.25% (the “Bonus”) plus (2 x the Basket Performance).

The Redemption Amount will in no event be less than the Bonus.

Determination Date:

July 13, 2009, unless such day is not a Business Day, in which case the Determination Date shall be the next day that is a Business Day, unless it would thereby fall in the next calendar month, in which case the Determination Date will be the immediately preceding Business Day.

CUSIP:	00254EEB4

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.